Exhibit 5.5

REEDER & SIMPSON PC

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Email: dreeder@ntamarn.net
Majuro, MH 96960	r.simpson@simpson.gr

Mandarin Drilling Corporation

Trust Company Complex

Ajeltake Road, Ajeltake Islands

Majuro, MH 96960

Marshall Islands

September 13, 2011

Re: Mandarin Drilling Corporation (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We are acting as the Company’s special counsel on matters of the laws of the RMI in connection with the offer to exchange (i) up to US$225,000,000 of 11 1/2% Senior Secured First Lien Notes due 2015 (the “Exchange Notes”), to be issued by Offshore Group Investment Limited (the “Company”), for a like principal amount of the Company’s outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “Outstanding Notes”), and (ii) the guarantees (the “Guarantees”), of the Company and the other Guarantors relating to the Exchange Notes for those relating to the Outstanding Notes. The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of July 30, 2010 (the “Original Indenture”), as amended by the First Supplemental Indenture dated as of 20 May 2011 and a Second Supplemental Indenture dated as of 1 June 2011 (together the “Supplemental Indentures,” and together with the Original Indenture, the “Indentures”), among the Company, Vantage Drilling Company, the Company, the other Guarantors and Wells Fargo Bank, National Association, as Trustee, as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.

Terms used herein and not defined herein are used as defined in the Indenture.

In connection herewith, we have examined executed copies or photocopies of executed copies of the following documents (together, the “Transaction Documents”):

(a)	the Indenture;

(b)	the Note Guarantee;

(c)	that certain Purchase Agreement, dated as of May 20, 2011 by and among Jefferies & Company, Inc., as representative of the several initial purchasers (the “Representative”), Offshore Group Investment Limited, and the guarantors party thereto; and

(d)	that certain Registration Rights Agreement, dated as of May 1, 2011, by and among the Representative, the Issuer and the Guarantors named therein.

In giving this opinion, we have also examined originals or electronic copies of all such instruments and certificates of public officials and of directors and officers of the Company and such other instruments, agreements or documents as we have deemed necessary as a basis for the opinions herein rendered. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies of originals, the power, authority and legal right of all parties to the Transaction (other than the Company) to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery by all parties to the Transaction (other than the Company). In addition, we have assumed the legal capacity of all natural persons executing any documents involved in the Transaction and we have assumed the due compliance of each of the Transaction Documents with all matters of, and the validity and enforceability of each thereof under, the respective laws governing them other than RMI law in respect of which we are opining.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also relied upon the statements, representations and certificates of officers or other representatives of the Registrants, public officials and others. We have not independently verified the facts so relied on.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that insofar as the laws of the RMI are concerned:

(a) The Company is duly incorporated, validly existing and in good standing under the laws of the RMI and has the corporate power to carry on its business as provided for in its Articles of Incorporation.

(b) The Company has the corporate power and authority to enter into, execute, deliver and perform its obligations under the Transaction Documents and has taken all necessary corporate action, including shareholder consent, to authorize the execution and delivery of the Transaction Documents.

(c) Each of the Transaction Documents has been executed by an authorized signatory of the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

The opinion express herein are subject to the following:

1. The effect of any applicable bankruptcy, insolvency, reorganization, preferential and fraudulent transfer, moratorium and other similar laws now or hereafter in effect affecting generally the enforcement of creditors or secured rights; and

2. Limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or in law), upon the enforceability of any of the remedies, covenants or other provisions of the Transaction Documents or upon the availability of injunctive relief or other equitable remedies.

In this opinion:

“law” means any law, statute, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure or any order or decree of any governmental, judicial or public or other body or authority; and

“person” means any individual, partnership, joint venture, company, trust, association (incorporate or not) or any governmental, judicial, public or other body or authority.

We express no opinion as to any laws other than the laws of the RMI (the “Relevant Laws”). The opinions expressed herein are based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Furthermore, Porter Hedges LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Reeder & Simpson PC - Dennis J. Reeder